iShares Trust
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)						Aggregate	Aggregate		Total
				Underwriter		Principal	Principal	Purchase	Commission
		Date of	Date of	From Whom	Affiliated	Amount	Amount	Price	Paid to
Series	Issuer	Offering	Purchase	Purchased	Underwriter	of Offering	Purchased	Per Share	Affiliate

Note 1	Holmes Financing 9 Class 1A	11/22/05	11/22/05	Morgan Stanley	Barclays Capital	$1,740,000,000	$275,000,000	$100.000	-

Note 1
Each of the Series had securities out on loan on the day of the transaction and participated indirectly in the transaction through their interests in a joint account used for securities lending cash collateral reinvestment.